Exhibit 10.21
FOURTH AMENDMENT
     THIS FOURTH AMENDMENT (the “Amendment”) is made and entered into as of December 29, 2009, by and between UTC PROPERTIES LLC, a Delaware limited liability company, (“Landlord”) and CYPRESS BIOSCIENCE, INC., a Delaware corporation (“Tenant”).
RECITALS
A.	Landlord (as successor in interest to CA-Park Plaza Limited Partnership, a Delaware limited partnership, as successor by conversion to EOP-Park Plaza, L.L.C., a Delaware limited liability company) and Tenant are parties to that certain lease dated July 10, 2002, which lease has been previously amended by a First Amendment dated September 6, 2006, Second Amendment dated July 30, 2008 and a Third Amendment dated March 17, 2009 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 7,565 rentable square feet (the “Premises”) described as Suite No. 315 (“Suite 315”), consisting of approximately 1,892 rentable square feet, and Suite No. 325, consisting of approximately 5,673 rentable square feet, on the 3rd floor of the building located at 4350 Executive Drive, San Diego, California (the “Building”).

B.	The Lease with respect to Suite 315 by its terms shall expire on December 31, 2009 (“Suite 315 Extended Termination Date”), the Lease with respect to Suite 325 by its terms shall expire on July 31, 2012 and the parties desire to extend the Term of the Lease with respect to Suite 315 only, all on the following terms and conditions.
          NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
I.	Suite 315 Extension. The Term of the Lease with respect to Suite 315 only is hereby extended and shall expire on December 31, 2010 (the “Suite 315 Extended Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Suite 315 Extended Termination Date (“Suite 315 Second Extension Date”) and ending on the Suite 315 Extended Expiration Date shall be referred to herein as the “Suite 315 Second Extended Term”.

II.	Suite 315 Base Rent. As of the Suite 315 Second Extension Date, the schedule of Base Rent payable with respect to the Premises during the Extended Term is the following:

	Monthly Rate Per
Months of Term or Period	Square Foot	Monthly Base Rent
1/01/10 – 12/31/10	$2.45	$4,635.00
All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.
III.	Suite 315 Expenses and Taxes. For the period commencing on the Suite 315 Second Extension Date and ending on the Suite 315 Extended Expiration Date, Tenant shall be obligated to pay Tenant’s Pro Rata Share of Expenses and Taxes accruing in connection with Suite 315 in accordance with the terms of the Lease, as previously amended in the Second Amendment.

IV.	Additional Security Deposit. No additional security deposit shall be required in connection with this Amendment.

V.	Improvements to Premises.
A.	Condition of Suite 315. Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

B.	Any construction, alterations or improvements to Suite 315 shall be performed by Tenant at its sole cost and expense using contractors selected by Tenant and approved by Landlord and shall be governed in all respects by the provisions of Article IX of the Lease.
VI.	Parking. During the Suite 315 Second Extended Term, Tenant shall continue to lease the Suite 315 parking spaces at no charge through the Suite 315 Extended Expiration Date. Thereafter, the stall charge shall be at Landlord’s scheduled parking rates from time to time.

VII.	SDN List. Tenant hereby represents and warrants that neither Tenant nor any officer, director, employee, partner, member or other principal of Tenant (collectively, “Tenant Parties”) is listed as a Specially Designated National and Blocked Person (“SDN”) on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (OFAC). In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of this Lease and Landlord shall have the right to terminate the Lease immediately upon written notice to Tenant.

VIII.	GENERAL.
A.	Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.	Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant and can be changed only by a writing signed by Landlord and Tenant. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

C.	Counterparts. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation.

D.	Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.	Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.	Attorneys’ Fees. The provisions of the Lease respecting payment of attorneys’ fees shall also apply to this Amendment.

G.	Execution of Amendment. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

H.	Nondisclosure of Terms. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.
     IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:		TENANT:

UTC PROPERTIES LLC,		CYPRESS BIOSCIENCE, INC.,
a Delaware limited liability company		a Delaware corporation

By:	/s/ Steven M. Case	By:	/s/ Sabrina Martucci Johnson

	Steven M. Case	Printed Name: Sabrina Martucci Johnson
	Executive Vice President, Leasing Office Properties	Title:	COO and CFO

By:	/s/ Michael T. Bennett	By:	/s/ Janna Sipes

	Michael T. Bennett	Printed Name: Janna Sipes
	Senior Vice President, Operations Office Properties	Title:	VP, Compliance Officer and Human Resources Executive

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